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                       [DELTA GALIL INDUSTRIES LTD. LOGO]

          DELTA GALIL APPOINTS 18-YEAR INDUSTRY VETERAN AS NEW U.S. CEO

TEL AVIV, ISRAEL - SEPTEMBER 18, 2006 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), ("Delta") the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, today announced that its Board of Directors has appointed Tom Witthuhn to the position of CEO of Delta Galil USA.

Tom brings a broad range of experience in marketing, sales, and operations in both manufacturing and retail to Delta. Prior to joining the Company, Mr. Witthuhn served for eight years as Senior Vice President of International Operations and Global Licensing for Fruit of the Loom, where he was part of a team that realized unprecedented growth in that company's history. In addition, Tom has held senior management positions with Jockey International and TAL Inc. His retail experience also includes more than 10 years with JC Penney in both buying and store management positions.

Mr. Dov Lautman, Chairman and CEO, stated, "We are proud to have someone with Tom's skills and experience to lead our U.S. operations. We believe his unique combination of manufacturing and retail experience will position Delta Galil USA as a superior partner to our suppliers and customers."

Mr. Witthuhn replaces David Kostman, who after more than three years with Delta Galil is returning to Lehman Brothers to head the Global Internet Investment Banking Group. Prior to joining Delta Galil, David was a Managing Director in that firm's Investment Banking Division, where he focused on Israeli technology and Internet companies. David led Delta Galil's public offering on NASDAQ in 1999.

"We wish to thank David for his service and contribution to Delta Galil and wish him much success in his future endeavors," concluded Mr. Lautman.

ABOUT DELTA GALIL

Delta Galil is a leading global manufacturer of quality apparel sold under brands such as Calvin Klein, Hugo Boss, Nike, Ralph Lauren. Recognized for product innovation and development, Delta's products are sold worldwide through retailers including Wal-Mart, Marks & Spencer, Target, Victoria's Secret, JC Penney, Hema, and others. Headquartered in Israel, Delta operates manufacturing facilities in Israel, Jordan, Egypt, Turkey, Eastern Europe, North and Central America, the Caribbean and the Far East. For more information, please visit our website: www.deltagalil.com.


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(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED
IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS
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COMPANY:        YOSSI HAJAJ   DELTA GALIL INDUSTRIES LTD.   TEL: +972-3-519-3744

U.S. INVESTORS: KATHY PRICE   THE GLOBAL CONSULTING GROUP   TEL: +1-646-284-9430